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Exhibit 10.18.

CONSULTING AGREEMENT
BETWEEN
GARY L. NORDLOH
AND
QUESTAR MARKET RESOURCES, INC.

        This CONSULTING AGREEMENT is entered into effective as of November 1, 2002, between Questar Market Resources, Inc., a corporation organized and existing under the laws of the state of Utah, with its principal place of business at 180 East 100 South, Salt Lake City, Utah 84111, herein referred to as the "Company," and Gary L. Nordloh of 4058 County Road 57, Box 194, Granby, Colorado 80446, herein referred to as "Mr. Nordloh." (As defined, the term "Company" refers to the Company and its subsidiaries on a consolidated basis.)

Recitals

        1.    Mr. Nordloh has retired as an employee of Questar Exploration and Production Company, an affiliate of the Company, and no longer serves as an officer of the Company. He has substantial knowledge of certain areas of the Company's business and operations.

        2.    Due to Mr. Nordloh's knowledge regarding Company business and operations, the Company has requested that he perform consulting and advisory services on an irregular, part-time basis for a one-year period following his retirement. Mr. Nordloh desires to perform such services subject to the terms and conditions set forth below.

        THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Section I—Services

        Mr. Nordloh will perform consulting and advisory services to the Company as requested from time to time by Mr. Keith O. Rattie or Mr. Charles B. Stanley as representatives of the Company. Specifically, Mr. Nordloh may be requested to review the Company's strategies and plans and new business and merger/acquisition opportunities, to assist in the identification and analysis of potential asset and corporate acquisitions, and to advise the Company concerning industry trends and their impact on the Company. He may also be asked to serve as a witness in litigation or administrative proceedings involving the Company. Mr. Nordloh understands that the Company respects his intelligence, forthrightness and insightful integration of information and that the Company expects him to exhibit the same characteristics when performing services under this Agreement.

Section II—Place of Work

        The Company will not provide Mr. Nordloh with a permanent office or other place of work. However, the Company will permit Mr. Nordloh to use an office at the Company's facilities in Denver, Colorado and access to secretarial services for his work on Company affairs.

Section III—Time Devoted to Work

        In performing services under this Agreement, Mr. Nordloh is generally able to establish his own work schedule. He, however, is expected to attend and participate in meetings of the Company's management team that will be held in Denver, Colorado on a quarterly or bi-monthly basis and that last from four to eight hours. In addition, Mr. Nordloh agrees to make himself available by telephone for periodic discussions on various business issues, with the frequency of such calls decreasing over time as the Company adjusts to the transition caused by Mr. Nordloh's retirement. The Company agrees to give Mr. Nordloh reasonable advance notice of meetings in or other travel requirements to Salt Lake City, Utah, or other locations within the Company's area of operations. Mr. Nordloh agrees to be generally available by telephone, electronic mail, or fax and shall give reasonable notice to the Company in the event of vacations or other events that might interfere with normal availability and communications. Mr. Nordloh also agrees to devote the necessary time to serve the Company as a director and to attend quarterly Board meetings as long as he remains a director of the Company.

Section IV—Payment

        The Company agrees to pay Mr. Nordloh a retainer of $10,000.00 per month, which is payable on or before the 15th day of each month with the first payment made on or before November 15, 2002 and with the last payment made on or before October 15, 2003. The Company will mail or electronically deposit these monthly retainer checks in accordance with Mr. Nordloh's instructions. The Company will also reimburse Mr. Nordloh for any out-of-pocket expenses he incurs while performing services under this Agreement. Examples of such expenses are the cost of transportation, meals, and lodging if Mr. Nordloh is required to perform services outside the area of his domicile or if sudden transportation is needed to return to Denver, Colorado. The Company will reimburse reasonable mileage expenses if Mr. Nordloh is requested to travel out of town to perform responsibilities pursuant to the terms of this Agreement.

Section V—Status

        This Agreement provides for the performance of services by Mr. Nordloh as an independent contractor. Mr. Nordloh will not be considered an employee or officer of the Company for any purpose and shall not represent himself as an employee or officer of the Company to third parties. He will not be eligible to participate in any pension or welfare benefit programs or incentive compensation programs that are provided for employees of the Company other than benefits available to him as a retired employee. Mr. Nordloh understands that he is a retired employee for purposes of exercising stock options granted by Questar Corporation ("Questar"). The sole benefits for which Mr. Nordloh shall be eligible are benefits available to retirees of Questar or available to non-employee directors of the Company.

        As long as Mr. Nordloh provides services pursuant to the terms of this Agreement, he is considered to be an "insider" under federal securities laws and shall comply with the requirements of such laws.

Section VI—Termination

        Either party may terminate this Agreement prior to the expiration of October 31, 2003, by sending written notice to the other party at least 30 days prior to the proposed termination date. Termination of this Agreement prior to October 31, 2003 shall not relieve the Company of its obligations to reimburse Mr. Nordloh for any expenses incurred by him to perform services pursuant to the terms of it nor relieve Mr. Nordloh of his obligations pursuant to Sections VII through XI of this Agreement.

Section VII—Acknowledgments

          (a)  Mr. Nordloh shall render consulting services on behalf of the Company that are special, unique, and extraordinary; and

          (b)  Mr. Nordloh shall treat all Proprietary Information of the Company (as defined below) on a confidential basis.

          (c)  During this Agreement's term, Mr. Nordloh may have access to and become familiar with various items of the Company's Proprietary Information. Mr. Nordloh acknowledges that such Proprietary Information shall be owned solely by the Company.

Section VIII—Proprietary Information

        Proprietary Information shall include, but not be limited to, information, knowledge, documents and data, subject to the exclusions of Section IX, that pertain to existing operations and future developments of any aspect of the Company's current or prospective businesses known to Mr. Nordloh as result of his past employment or through services rendered pursuant to this Agreement that are regarded and protected as confidential by the Company, the disclosure of which to unauthorized persons could have a detrimental consequence to the Company.

Section IX—Limitations on Use of Proprietary Information

        During the term of this Agreement and for one year after it terminates, Mr. Nordloh shall not use the Proprietary Information for any purpose except to further the Company's business or divulge this information to any person other than the Company or persons to whom the Company has given its consent, except to the extent such information:

          (a)  was independently obtained by Mr. Nordloh in a manner unrelated to his employment with the Company;

          (b)  was in the public domain or enters into the public domain through no fault of Mr. Nordloh; or

          (c)  is compelled to be disclosed by government or legal process.

Section X—Intellectual and Other Property

          (a)  All inventions and other developments or improvements conceived by Mr. Nordloh alone or in conjunction with other persons (including notes, drawings, memoranda or other documents), during the term of his engagement that are within the scope of the Company's business operations or that relate to any of the Company's work or projects are the exclusive property of the Company, and Mr. Nordloh agrees to execute such conveyances or documents required to transfer patents or copyrights as may be reasonably requested by the Company.

          (b)  Upon termination of this Agreement for any reason, Mr. Nordloh shall immediately return to the Company all of Company's property, if any, including cellular telephone, computer hardware, computer software, software documentation, maps, reports, and any replications used by him in rendering services to the Company or otherwise that are in his possession of control.

Section XI—Non-compete

          (a)  The Company is entering into this Agreement with Mr. Nordloh to obtain financial and competitive advantage. During the term of this Agreement and for a specified period of time following termination of it, Mr. Nordloh shall not directly or indirectly:

              (i)  engage in, become employed by, or render services, advice or assistance to any person or business entity engaged in projects that do or may directly compete with any projects he has rendered advice concerning or has become aware of the Company's interest in by virtue of the services rendered pursuant to this Agreement;

            (ii)  retain or use in any way any Proprietary Information or transmit or reveal any of such information to persons in competition with the Company;

            (iii)  seek or solicit business or investment opportunities for or on behalf of any persons in competition with the Company;

            (iv)  disparage the Company's management or strategic direction when dealing with third parties or employees; or

            (v)  influence or attempt to influence any Company employee to terminate his employment to work for Mr. Nordloh directly or any competitor of the Company.

          (b)  The Company is not interested in having Mr. Nordloh perform full-time consulting services for it during the term of this Agreement, but the Company's consent is necessary for Mr. Nordloh to engage in provide consulting services to any customer or competitor of the Company during the term of this Agreement or the non-compete period following its termination. The Company will not unreasonably withhold such consent.

          (c)  The period of time that this non-competition provision shall remain in effect shall be dependent on the termination of the Agreement. If the Agreement remains in effect for the full year, the non-competition provision shall remain in effect until November 1, 2004. If the Company terminates the Agreement prior to November 1, 2003, the non-competition provision shall expire on a date that is determined by adding the number of months the Agreement was in effect to the termination date. If Mr. Nordloh terminates the Agreement prior to November 1, 2003, the non-competition provision shall expire on November 1, 2004.

          (d)  The parties have attempted to limit Mr. Nordloh's right to compete only to the extent necessary to protect the Company from unfair competition. Mr. Nordloh may request and the Company may grant, at its sole discretion, waivers to the foregoing restrictions on a case-by-case basis where the applicability of this Section XI may be in question. Recognizing that reasonable people may differ in making this determination, the parties agree that, if the scope of enforceability of this provision is disputed at any time, a court or other trier of fact may modify and enforce this provision to the extent that it believes to be reasonable under the circumstances existing at that time.

Section XII—Miscellaneous

        This Agreement is personal in nature and is non-assignable.

        This Agreement shall be governed by and construed in accordance with the laws of the state of Utah applicable to agreements made in such state.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective November 1, 2002.

QUESTAR MARKET RESOURCES, INC.
By:	/s/ Keith O. Rattie Keith O. Rattie Vice Chairman of the Board
By:	/s/ Gary L. Nordloh Gary L. Nordloh Consultant

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  Exhibit 10.18.
CONSULTING AGREEMENT BETWEEN GARY L. NORDLOH AND QUESTAR MARKET RESOURCES, INC.